Exhibit 10.3

Biotech Sponsor LLC
545 West 25th Street, 20th Floor
New York, NY 10001

November 8, 2021

Biotech Acquisition Corp.

545 West 25th Street, 20th Floor

New York, NY 10001

Attn: Ivan Jarry, Chief Operating Officer

Email: ivan.jarry@sprim.net

Blade Therapeutics, Inc.

442 Littlefield Avenue

South San Francisco, CA 94080

Attn: Dr. Wendye R. Robbins, CEO;

   Jean-Frédéric Viret, CFO

E-mail: wrobbins@blademed.com;

     jviret@blademd.com

Re: Sponsor Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of even date herewith (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among Biotech Acquisition Company, a Cayman Islands exempted company (including any successor thereto, the “Acquiror”), Biotech Sponsor LLC, a Delaware limited liability company (the “Sponsor”), solely in its capacity thereunder as the Acquiror Representative (the “Acquiror Representative”), Blade Therapeutics, Inc., a Delaware corporation (“Blade”), and the other parties thereto. Any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Merger Agreement.

In order to induce Blade to enter into the Merger Agreement, Sponsor has agreed to enter into this letter agreement (this “Agreement”) relating to 5,750,000 Acquiror Class B Ordinary Shares purchased by Sponsor in a private placement prior to the Acquiror’s initial public offering (the “IPO”), which, by the operation of law in the Conversion, will equal the same number of shares of Acquiror Common Stock (such shares of Acquiror Class B Ordinary Shares, as converted into the same number of shares of Acquiror Common Stock in the Conversion, the “Founder Shares”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the undersigned parties hereby agrees as follows:

1.	The Sponsor hereby agrees that prior to the Closing it shall enter into an Escrow Agreement with Acquiror and Continental Stock Transfer and Trust Company, as escrow agent (the “Escrow Agent”), in form and substance reasonably acceptable to Acquiror and the Blade (the “Escrow Agreement”), and upon and subject to the Closing, Sponsor shall deposit 1,150,000 of the Founder Shares (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Earnout Shares”) into a segregated escrow account (the “Escrow Account”) with the Escrow Agent, to be held in the Escrow Account and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

2.	While the Earnout Shares are held in the Escrow Account, the Sponsor shall not sell, transfer, or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, the Earnout Shares. Except as otherwise set forth in this Agreement, all of the Earnout Shares shall be retained in the Escrow Account until the earlier to occur of a Release Event (as defined below) and the Termination Date (as defined below). In the event that a Release Event has not occurred on or prior to the date which is five (5) years following the Closing Date (the “Termination Date”, and the period from the Closing Date until and including the Termination Date, the “Earnout Period”), the Sponsor will forfeit the Earnout Shares to the Acquiror for no consideration, and the Escrow Agent shall deliver the Earnout Shares to Acquiror (with any Earnout Shares to be delivered to Acquiror in certificated or book entry form for cancellation by Acquiror). Acquiror and the Sponsor shall give joint written instructions to the Escrow Agent to release the Earnout Shares promptly (but in any event within five (5) Business Days) after the occurrence of the earlier to occur of a Release Event and the Termination Date; provided, that Acquiror shall notify the Sponsor in writing at least five (5) Business Days in advance of and provide written instructions to the Escrow Agent to release all of the Earnout Shares in the Escrow Account upon the occurrence of a Release Event described in Section 4.

3.	Until and unless the Earnout Shares are forfeited, subject to the restrictions set forth in this Agreement and the Insider Letter (as defined below), Sponsor shall have full ownership rights to the Earnout Shares, including the right to vote such Earnout Shares and to receive dividends and distributions thereon.

4.	All of the Earnout Shares shall vest and no longer be subject to forfeiture or the transfer restrictions in this Agreement upon the first of any of the following to occur during the Earnout Period (each, a “Release Event”):

(a)	the VWAP of Acquiror Common Stock (which for purposes of this Agreement will include any equity security that is the successor to the Acquiror Common Stock) on the principal exchange on which such securities are then listed or quoted shall have been equal to or in excess of $15.00 per share of Acquiror Common Stock (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing) for any twenty (20) Trading Days (which need not be consecutive) within any thirty (30) Trading Day period beginning after the Closing;

(b)	the consummation by the Acquiror of a sale, merger, consolidation, liquidation, exchange offer or other similar transaction that results in the stockholders of the Acquiror immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of the Acquiror or the surviving entity in such transaction, directly or indirectly, immediately following such transaction;

(c)	the consummation by Acquiror a “going private” transaction or Acquiror otherwise ceasing to be subject to the reporting obligations under the Securities Exchange Act of 1934; or

(d)	the Acquiror Common Stock ceasing to be listed on a national securities exchange.

5.	Notwithstanding Section 4 above, the Sponsor hereby agrees that:

(a)	if the aggregate dollar amount owed to Public Shareholders that elect to tender their Acquiror Ordinary Shares for redemption in the Acquiror Shareholder Redemption (the “Redemption Amount”) is more than fifty percent (50%) of the aggregate funds held in the Trust Account prior to giving effect to the payments to be made in connection with the Acquiror Shareholder Redemption (or other payments to be made in connection with the Closing), then, at the Closing, the Sponsor will forfeit all of the Earnout Shares to the Acquiror for no consideration and the Acquiror shall immediately cancel the Earnout Shares; and

(b)	if the Redemption Amount is more than twenty percent (20%) but less than or equal to fifty percent (50%) of the aggregate funds held in the Trust Account prior to giving effect to the payments to be made in connection with the Acquiror Shareholder Redemption (or other payments to be made in connection with the Closing), then, at the Closing, the Sponsor will forfeit a pro rata number of Earnout Shares to the Acquiror for no consideration and the Acquiror shall immediately cancel such Earnout Shares; and

(c)	if the Redemption Amount is less than or equal to twenty percent (20%) of the aggregate funds held in the Trust Account prior to giving effect to the payments to be made in connection with the Acquiror Shareholder Redemption (or other payments to be made in connection with the Closing), then no Earnout Shares shall be forfeited.

In order to effectuate any of the forfeitures required by this Section 5, at the Closing, the Sponsor shall deliver any such forfeited Earnout Shares to the Acquiror in certificated or book entry form for cancellation by the Acquiror.

6.	For the avoidance of doubt, the Founder Shares will continue to be subject to the transfer restrictions and other provisions set forth in the letter agreement, dated as of January 25, 2021 (the “Insider Letter”), between the Aquiror, the Sponsor and the other parties thereto. The Acquiror and the Sponsor hereby agree that, without the prior written consent of Blade, (i) they will comply with the terms of the Insider Letter, (ii) the Acquiror will enforce the provisions thereof against Sponsor, and (iii) they will not amend, waive the provisions of or terminate the Insider Letter.

7.	Sponsor, as the holder of a majority of the issued and outstanding Acquiror Class B Ordinary Shares, solely in connection with and only for the purpose of the proposed Transactions, hereby waives, to the fullest extent permitted by Law, the provisions of Section 17.3 of Acquiror’s Amended and Restated Articles and Memorandum of Association (effective January 25, 2021) (the “A&M”), and any equivalent provisions in the Acquirer Certificate of Incorporation, and agrees that the Acquiror Class B Ordinary Shares will convert only upon the Initial Conversion Ratio (as defined in the A&M) in connection with the Conversion and the Transactions. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms in the A&M related to the Acquiror Class B Ordinary Shares shall remain in full force and effect, except as modified as set forth directly above, which modification shall be effective only upon the consummation of the Transactions.

8.	Sponsor hereby represents and warrants to the Acquiror and Blade as follows:

(a)	Corporate Organization. As of the date hereof, Sponsor is a limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware. Sponsor has the limited liability power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Sponsor is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its Organizational Documents. Sponsor is duly licensed or qualified and in good standing as a foreign limited liability company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, a material adverse effect.

(b)	Due Authorization. Sponsor has all requisite limited liability power and authority to execute and deliver this Agreement and to perform its obligations hereunder to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the board of managers or equivalent governing body of Sponsor and, no proceeding on the part of Sponsor is necessary to authorize this Agreement or Sponsor’s performance hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sponsor and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions.

(c)	No Conflict. The execution, delivery and performance of this Agreement by Sponsor and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of any Organizational Documents of Sponsor, or (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Sponsor or any of its respective properties or assets.

(d)	Governmental Authorities; Consents. No action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of Sponsor with respect to the execution or delivery and performance of this Agreement by Sponsor, or the consummation of the transactions contemplated hereby.

(e)	Title to Earnout Shares. Sponsor is the sole owner of the Earnout Shares and has good and valid title to the Earnout Shares, free and clear of any Liens (other than restrictions imposed by this Agreement, the Acquiror’s Organizational Documents, the Insider Letter or applicable securities Laws). Sponsor is not the subject of a bankruptcy, reorganization or similar proceeding.

9.	No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that the Sponsor liquidates and distributes to its members all securities of the Acquiror that it owns in accordance with the Sponsor’s Organizational Documents, the Sponsor may, without obtaining the consent of any other party hereto, transfer the Earnout Shares and its rights and obligations under this Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement that apply to Sponsor hereunder. Any purported assignment in violation of this Section 9 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement.

10.	This Agreement (including the Merger Agreement to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter.

11.	This Agreement may not be changed, amended or modified as to any particular provision, except by a written instrument executed by all parties hereto. No provision of this Agreement may be waived except in a writing signed by the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

12.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.02 of the Merger Agreement (with the address of the Sponsor being the address of the Acquiror Representative therein unless the Sponsor otherwise notifies the parties hereto in accordance with the requirements of Section 11.02 of the Merger Agreement).

13.	This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Merger Agreement. The provisions set forth in Sections 1.02 (Definitions), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement) and 11.14 (Non-Recourse), of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement, and the references therein to the “Parties” were instead to the parties to this Agreement.

14.	This Agreement shall terminate at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

[Remainder of Page Left Blank; Signature Page Follows]

BIOTECH SPONSOR LLC

By:
Name:
Title:

Accepted and agreed, effective as of the date first set forth above:

BIOTECH ACQUISITION COMPANY

By:
Name:
Title:

BLADE THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Sponsor Agreement]